Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports Fourth Quarter and Full Year 2017 Net Income, Impact of Tax Law Changes and Quarterly Dividend of $0.12 per Share

•
Net income for the quarter ended December 31, 2017 totaled $6 thousand, or $0.00 per diluted share, compared with $1.9 million, or $0.24 per diluted share, for the same period in 2016. The fourth quarter of 2017 included a tax expense charge of $2.65 million for revaluation of certain net deferred tax assets related to the corporate income tax rate change enacted in the fourth quarter as part of the Tax Cuts and Jobs Act. Net income for the year ended December 31, 2017 totaled $8.1 million, or $0.98 per diluted share, compared with $6.6 million, or $0.81 per diluted share, for the same period in 2016. The tax expense charge impacted both the quarter and year ended December 31, 2017, by $0.32 per diluted share.

	Earnings Per Share
	Three Months	Twelve Months
	Ended December 31, 2017

Reported	$0.00	$0.98
Adjusted (Non-GAAP) (a)	$0.32	$1.30

(a) Excludes revaluation of certain net deferred tax assets resulting from federal tax legislation; see the GAAP to Non-GAAP Reconciliation included later in this release.

•
Gross loans outstanding at December 31, 2017, excluding loans held for sale, totaled $1.0 billion, an increase of $126.6 million, or 14.3%, compared with the balance of $883.4 million at December 31, 2016.

•	Deposits totaled $1.22 billion at December 31, 2017, growing 5.8% compared with the $1.15 billion balance at December 31, 2016.

•
Net interest income for the quarter ended December 31, 2017 totaled $11.3 million, an increase of 16.7% over the quarter ended December 31, 2016, of $9.7 million, with net interest margin, on a taxable-equivalent basis, increasing from 3.20% to 3.27% for the respective periods. Net interest income totaled $43.4 million for the year ended December 31, 2017, an 18.7% increase compared with $36.5 million for the year ended December 31, 2016. Net interest margin, on a taxable-equivalent basis, increased from 3.14% in 2016 to 3.32% in 2017.

•
The Board of Directors declared a cash dividend of $0.12 per common share, payable February 9, 2018, to shareholders of record as of February 3, 2018, a 20.0% increase over the dividend declared in the first quarter of 2017.

SHIPPENSBURG, PA (January 24, 2018) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the quarter and year ended December 31, 2017. Net income totaled $6 thousand for the quarter ended December 31, 2017, compared with $1.9 million for the same period in 2016. For the year ended December 31, 2017, net income totaled $8.1 million, compared with $6.6 million for 2016. Diluted earnings per share totaled $0.00 and $0.98 for the quarter and year ended December 31, 2017, respectively, compared with $0.24 and $0.81 for the same 2016 periods. Earnings in 2017 reflected increased interest income from expanding loan and investment portfolios and an increased rate environment, but were negatively impacted by a $2.65 million tax expense to revalue certain of the Company's net deferred tax assets in the fourth quarter upon enactment of the Tax Cuts and Jobs Act (the "Tax Act"). Excluding the Tax Act expense charge, earnings per diluted share totaled $0.32 and $1.30 for the quarter and year ended December 31, 2017, respectively.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “Our fourth quarter results continue to validate our strategic plan. Net income, absent the effects of the Tax Act expense charge, increased more than 60% year-over-year, supported by sustained double-digit loan growth as well as year-over-year margin expansion. Our newest Lancaster County branch, opened in late August in New Holland, is our third full service location in this vibrant market and all three continue to outperform expectations. I’m pleased to announce that plans are well underway for three additional Lancaster County locations in 2018 and we are also exploring opportunities for growth in other contiguous markets.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $11.3 million for the quarter ended December 31, 2017, a 16.7% increase compared with the same period in 2016. For the year ended December 31, 2017, net interest income totaled $43.4 million, an 18.7% increase compared with 2016. Net interest margin on a taxable-equivalent basis totaled 3.27% for the quarter and 3.32% for the year ended December 31, 2017, compared with 3.20% and 3.14% for 2016.

Throughout 2017, increased yields on loans and investments reflected a higher interest rate environment compared with 2016. Tax-exempt securities with taxable-equivalent yields higher than the portfolio average, added to the portfolio in late 2016 and early 2017, also contributed to increased investment yields. The cost of interest-bearing liabilities increased at a slower pace than the yields earned on interest-earning assets in 2017, as the market for interest-bearing liabilities was initially slower to respond to interest rate changes. Yields earned on interest-earning assets increased each quarter in 2017, but the net interest margin of 3.27% in the fourth quarter of 2017 was 4 basis points less than the 3.31% experienced in the third quarter of 2017, and 8 basis points lower than each of the first two quarters of 2017, principally due to increases in costs of interest-bearing liabilities.

Provision for Loan Losses

The Company recorded an $800 thousand provision for loan losses for the quarter ended December 31, 2017 compared with $0 in the same period in 2016. For the year ended December 31, 2017, the provision for loan losses totaled $1.0 million compared with $250 thousand in 2016. The provision expense in the fourth quarter of 2017 principally reflected a charge-off on one commercial loan that was downgraded to nonaccrual status. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. The Company has experienced the benefit of favorable historical charge-off data and generally stable economic and market conditions for the last few years. These factors have contributed in the determination that a provision for loan losses that offset net charge-offs in the fourth quarter of 2017 was required to maintain an adequate allowance for loan losses.

The growth the Company has experienced in its loan portfolio is one factor that may result in the need for a determination of additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the quarter ended December 31, 2017, excluding securities gains, totaled $5.2 million compared with $5.0 million in 2016. For the year ended December 31, 2017, noninterest income, excluding securities gains, totaled $19.2 million, an $878 thousand, or 4.8%, increase compared with 2016.

Trust, investment management and brokerage income increased $499 thousand and $1.3 million in comparing the quarter and year ended December 31 from 2016 to 2017. Wheatland Advisors, Inc., acquired in December 2016, has been a significant contributor to the increases in 2017. Trust department fees have also increased as additional revenues have been generated from favorable market conditions and the addition of an office in Berks County, Pennsylvania.

Mortgage banking income decreased $225 thousand in comparing the fourth quarter of 2017 with 2016, and decreased $493 thousand in comparing the year ended December 31, 2017 with 2016. The comparisons reflect decreased refinance activity as interest rates have increased, some slight compression in profit margins, as well as the effect of retaining a portion of mortgage production for the loan portfolio in 2017 over 2016.

Investment securities gains totaled $0 and $1.2 million for the quarter and year ended December 31, 2017, compared with $0 and $1.4 million for the same periods in 2016. At times, the Company may accelerate earnings on securities through gains as market conditions present opportunities to reposition part of its investment portfolio to improve responsiveness of the portfolio to increases in Fed Funds rates, or to act on asset/liability management strategies and interest rate conditions, while also meeting the funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $12.7 million and $50.3 million for the quarter and year ended December 31, 2017, compared with $12.5 million and $48.1 million for the corresponding 2016 periods.

The principal drivers of noninterest expenses in comparing the year ended December 31, 2017 with 2016 were salaries and employee benefits, occupancy, furniture and equipment costs and professional services. As noted in the past several quarters, increases for salaries and benefits include previously disclosed market expansion actions by the Company as it has added new, primarily customer-facing, employees and facilities, principally in Berks, Cumberland, Dauphin and Lancaster counties. In the third quarter of 2017, the Company also expanded its lending activities in York County, Pennsylvania, with the addition of two lenders focused in this region.

Salaries and employee benefits totaled $7.8 million and $30.1 million for the quarter and year ended December 31, 2017, compared with $7.1 million and $26.4 million for the same periods in 2016. Higher expenses throughout 2017 have been incurred for the aforementioned additional employees, merit increases and increased incentive compensation, increased health care costs, and incremental expense for additional share-based awards granted in 2017.

Professional services expenses totaled $435 thousand and $2.4 million for the quarter and year ended December 31, 2017, compared with $507 thousand and $2.2 million for the same periods in 2016. Generally, professional fees in 2017 have been lower than in 2016, when additional costs for outstanding litigation against the Company and administrative proceedings by the Securities and Exchange Commission were incurred. In the third quarter of 2017, the Company did incur $508 thousand of fees due to indemnification costs to several professional service providers in connection with previously disclosed outstanding litigation against the Company.

Noninterest expenses for 2016 included a regulatory settlement expense of $1.0 million paid to the Securities and Exchange Commission to settle previously disclosed administrative proceedings.

Other operating expenses totaled $1.3 million and $6.0 million for the quarter and year ended December 31, 2017, compared with $1.6 million and $6.6 million for the same periods in 2016. A principal contributor to the reduction year over year was a decrease in expense for off-balance sheet commitment reserve requirements.

Other line items within noninterest expenses showed fluctuations attributable to normal business operations between 2017 and 2016.

Income Taxes

Income tax expense totaled $3.0 million and $4.3 million for the quarter and year ended December 31, 2017, compared with $275 thousand and $1.3 million for the same periods in 2016. In the fourth quarter of 2017, the Tax Act, a principal provision of which will lower the Company's marginal federal corporate income tax rate from 34% to 21% beginning January 1, 2018, was enacted. In accordance with accounting principles generally accepted in the United States of America (GAAP), the Company revalued certain of its net deferred tax assets to reflect the lower corporate income tax rate and recognized a net $2.65 million expense in the fourth quarter. The Company's deferred tax assets related to low-income housing credit and alternative minimum tax credit carryforwards were not impacted by the change in tax rate, as they are treated as payments on future federal income taxes due and are not subject to revaluation at the new Tax Act rate.

FINANCIAL CONDITION

Assets totaled $1.56 billion at December 31, 2017, an increase of $144.3 million from $1.41 billion at December 31, 2016. Loans, which are summarized below, were the principal driver for the growth in total assets at December 31, 2017 from December 31, 2016. Securities available for sale increased modestly from $400.2 million in 2016 to $415.3 million in 2017. Deposit growth of $67.1 million and an overall increase in borrowings of $65.4 million in 2017 were the primary sources of funding for growth in loans and securities.

Gross loans, excluding those held for sale, totaled $1.0 billion at December 31, 2017, increasing $126.6 million, or 14.3%, from $883.4 million at December 31, 2016.

The following table presents loan balances, by loan class within segments, at December 31, 2017 and December 31, 2016.

(Dollars in thousands)	December 31, 2017	December 31, 2016

Commercial real estate:
Owner occupied	$116,811	$112,295
Non-owner occupied	244,491	206,358
Multi-family	53,634	47,681
Non-owner occupied residential	77,980	62,533
Acquisition and development:
1-4 family residential construction	11,730	4,663
Commercial and land development	19,251	26,085
Commercial and industrial	115,663	88,465
Municipal	42,065	53,741
Residential mortgage:
First lien	162,509	139,851
Home equity – term	11,784	14,248
Home equity – lines of credit	132,192	120,353
Installment and other loans	21,902	7,118
	$1,010,012	$883,391

Growth was experienced in nearly all loan segments from December 31, 2016 to December 31, 2017, with the largest dollar increase in the commercial real estate segment, which grew by $64.0 million, or 14.9%, representing approximately one-half of the dollar portfolio growth for the period. The residential mortgage and commercial and industrial segments also showed substantial growth of $32.0 million, or 11.7%, and $27.2 million, or 30.7%, respectively, during this period. The Company continues to grow in both core markets and new markets through continued expansion of its sales force and from its efforts to capitalize on market disruption caused by the acquisition of some of our competitors by larger institutions in the recent past. The Company placed additional emphasis on growing commercial and industrial loans in 2017 to increase diversification of its loan portfolio. In the fourth quarter of 2017, the Company also continued to increase diversification of its loan portfolio with the purchase of an additional $10 million of automobile financing loans at returns higher than comparable cash flows in the investment portfolio. These purchased loans are included in installment and other loans and bring total purchased loans in 2017 to approximately $15 million.

Total deposits grew 5.8% from $1.15 billion at December 31, 2016 to $1.22 billion at December 31, 2017 due principally to growth in interest-bearing accounts. The Company continued to increase both noninterest-bearing and interest-bearing deposit relationships in 2017 from enhanced cash management offerings delivered by its expanded sales force.

Shareholders’ Equity

Shareholders’ equity totaled $144.8 million at December 31, 2017, an increase of $9.9 million, or 7.3%, from $134.9 million at December 31, 2016. Equity increased principally from 2017 net income totaling $8.1 million coupled with an increase in accumulated other comprehensive income (loss), net of tax, and was reduced by dividends declared on common stock.

Asset Quality

The allowance for loan losses balance totaled $12.8 million at December 31, 2017 and December 31, 2016. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.27% at December 31, 2017. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that a relatively stable allowance for loan losses balance is adequate even as the loan portfolio has been increasing.

Nonperforming and other risk assets, defined as nonaccrual loans, restructured loans still accruing, loans past due 90 days or more and still accruing, and other real estate owned totaled $12.0 million at December 31, 2017, an increase of $3.7 million, or 44.1%, from $8.3 million at December 31, 2016. Nonaccrual loans increased $2.8 million from December 31, 2016 to December 31, 2017 and principally reflects the addition of one commercial loan downgraded to nonaccrual status in the fourth quarter of 2017.

The allowance for loan losses to nonperforming loans totaled 130.0% at December 31, 2017 compared with 181.4% at December 31, 2016, reflecting the fourth quarter 2017 increase in nonaccrual loans. The allowance for loan losses to nonperforming and restructured loans still accruing totaled 116.1% at December 31, 2017, compared with 160.2% at December 31, 2016.

Classified loans, or loans rated substandard, doubtful or loss, totaled $20.0 million at December 31, 2017 (2.0% of total loans), compared with $22.9 million (2.6% of total loans) at December 31, 2016.

Use of Non-GAAP Financial Measure

Adjusted earnings per share is a non-GAAP financial measure included in this release. Adjusted earnings per share is earnings per share calculated in accordance with GAAP and adjusted for the impact of the Tax Cuts and Jobs Act on deferred tax assets representing a one-time, non-cash charge. Reconciliation of adjusted earnings per share to earnings per share is included later in this release. This information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, our GAAP results. We believe that this information and the related reconciliation may be useful to investors, analysts, regulators and others to help understand and evaluate our financial results, and with respect to the adjusted financial measure, because we believe such measure better reflects the ongoing financial results and trends of our business and increases comparability of period-to-period results.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2017	2016	2017	2016

Net income	$6	$1,928	$8,090	$6,628
Diluted earnings per share	$0.00	$0.24	$0.98	$0.81
Dividends per share	$0.12	$0.09	$0.42	$0.35
Return on average assets	0.00%	0.56%	0.54%	0.50%
Return on average equity	0.01%	5.58%	5.73%	4.80%
Net interest income	$11,335	$9,710	$43,371	$36,545
Net interest margin	3.27%	3.20%	3.32%	3.14%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	December 31,	December 31,
(Dollars in thousands, except per share information)	2017	2016

Assets	$1,558,849	$1,414,504
Loans, gross	1,010,012	883,391
Allowance for loan losses	(12,796)	(12,775)
Deposits	1,219,515	1,152,452
Shareholders' equity	144,765	134,859
Book value per share	17.34	16.28

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
(Dollars in thousands)	2017	2016
Assets
Cash and cash equivalents	$29,807	$30,273
Securities available for sale	415,308	400,154

Loans held for sale	6,089	2,768

Loans	1,010,012	883,391
Less: Allowance for loan losses	(12,796)	(12,775)
Net loans	997,216	870,616

Premises and equipment, net	34,809	34,871
Other assets	75,620	75,822
Total assets	$1,558,849	$1,414,504

Liabilities
Deposits:
Noninterest-bearing	$162,343	$150,747
Interest-bearing	1,057,172	1,001,705
Total deposits	1,219,515	1,152,452
Borrowings	177,391	112,027
Accrued interest and other liabilities	17,178	15,166
Total liabilities	1,414,084	1,279,645

Shareholders' Equity
Total shareholders' equity	144,765	134,859
Total liabilities and shareholders' equity	$1,558,849	$1,414,504

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2017	2016	2017	2016
Interest and dividend income
Interest and fees on loans	$10,793	$8,910	$40,185	$33,916
Interest and dividends on investment securities	2,826	2,165	10,830	8,046
Total interest and dividend income	13,619	11,075	51,015	41,962
Interest expense
Interest on deposits	1,705	1,186	6,134	4,811
Interest on borrowings	579	179	1,510	606
Total interest expense	2,284	1,365	7,644	5,417
Net interest income	11,335	9,710	43,371	36,545
Provision for loan losses	800	0	1,000	250
Net interest income after provision for loan losses	10,535	9,710	42,371	36,295

Noninterest income
Service charges on deposit accounts	1,451	1,400	5,675	5,445
Trust, investment management and brokerage income	2,267	1,768	8,296	7,024
Mortgage banking activities	806	1,031	2,919	3,412
Other income	649	770	2,307	2,438
Investment securities gains	0	0	1,190	1,420
Total noninterest income	5,173	4,969	20,387	19,739

Noninterest expenses
Salaries and employee benefits	7,779	7,052	30,145	26,370
Occupancy, furniture and equipment	1,640	1,709	6,240	5,826
Data processing	569	692	2,271	2,378
Advertising and bank promotions	497	473	1,600	1,717
FDIC insurance	152	177	606	775
Professional services	435	507	2,373	2,182
Collection and problem loan	52	51	186	238
Real estate owned	20	44	69	239
Taxes other than income	207	173	866	767
Regulatory settlement	0	0	0	1,000
Other operating expenses	1,329	1,598	5,974	6,648
Total noninterest expenses	12,680	12,476	50,330	48,140
Income before income tax expense	3,028	2,203	12,428	7,894
Income tax expense	3,022	275	4,338	1,266
Net income	$6	$1,928	$8,090	$6,628

Per share information:
Basic earnings per share	$0.00	$0.24	$1.00	$0.82
Diluted earnings per share	0.00	0.24	0.98	0.81
Dividends per share	0.12	0.09	0.42	0.35
Weighted-average shares outstanding - diluted	8,259,041	8,157,164	8,226,261	8,145,456

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	December 31, 2017			December 31, 2016
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$21,267	$76	1.42%	$9,081	$22	0.96%
Securities	427,967	3,157	2.93	388,289	2,404	2.46
Loans	997,162	10,982	4.37	868,222	9,133	4.18
Total interest-earning assets	1,446,396	14,215	3.90	1,265,592	11,559	3.63
Other assets	107,790			104,726
Total	$1,554,186			$1,370,318
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$680,629	$700	0.41	$613,587	$333	0.22
Savings deposits	94,255	38	0.16	91,238	37	0.16
Time deposits	281,192	967	1.36	274,525	816	1.18
Short-term borrowings	102,568	241	0.93	67,607	75	0.44
Long-term debt	69,778	338	1.92	24,211	104	1.71
Total interest-bearing liabilities	1,228,422	2,284	0.74	1,071,168	1,365	0.51
Noninterest-bearing demand deposits	164,518			148,403
Other	16,132			13,357
Total Liabilities	1,409,072			1,232,928
Shareholders' Equity	145,114			137,390
Total	$1,554,186			$1,370,318
Taxable-equivalent net interest income / net interest spread		11,931	3.16%		10,194	3.12%
Taxable-equivalent net interest margin			3.27%			3.20%
Taxable-equivalent adjustment		(596)			(484)
Net interest income		$11,335			$9,710

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 34% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Twelve Months Ended
	December 31, 2017			December 31, 2016
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$15,487	$218	1.41%	$31,452	$208	0.66%
Securities	420,583	12,226	2.91	360,355	8,779	2.44
Loans	944,352	41,018	4.34	833,265	34,884	4.19
Total interest-earning assets	1,380,422	53,462	3.87	1,225,072	43,871	3.58
Other assets	108,001			100,078
Total	$1,488,423			$1,325,150
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$648,174	$2,148	0.33	$565,524	$1,195	0.21
Savings deposits	94,815	150	0.16	90,272	144	0.16
Time deposits	292,616	3,836	1.31	289,574	3,472	1.20
Short-term borrowings	97,814	784	0.80	56,387	187	0.33
Long-term debt	36,336	726	2.00	24,335	419	1.72
Total interest-bearing liabilities	1,169,755	7,644	0.65	1,026,092	5,417	0.53
Noninterest-bearing demand deposits	161,917			147,473
Other	15,450			13,612
Total Liabilities	1,347,122			1,187,177
Shareholders' Equity	141,301			137,973
Total	$1,488,423			$1,325,150
Taxable-equivalent net interest income / net interest spread		45,818	3.22%		38,454	3.05%
Taxable-equivalent net interest margin			3.32%			3.14%
Taxable-equivalent adjustment		(2,447)			(1,909)
Net interest income		$43,371			$36,545

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 34% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	December 31,	September 30,	December 31,
(Dollars in thousands)	2017	2017	2016

Nonaccrual loans (cash basis)	$9,843	$5,249	$7,043
Other real estate (OREO)	961	1,258	346
Total nonperforming assets	10,804	6,507	7,389
Restructured loans still accruing	1,183	1,192	930
Loans past due 90 days or more and still accruing	0	0	0
Total nonperforming and other risk assets	$11,987	$7,699	$8,319

Loans 30-89 days past due	$5,277	$914	$1,218

Asset quality ratios:
Total nonperforming loans to total loans	0.97%	0.53%	0.80%
Total nonperforming assets to total assets	0.69%	0.42%	0.52%
Total nonperforming assets to total loans and OREO	1.07%	0.66%	0.84%
Total risk assets to total loans and OREO	1.19%	0.78%	0.94%
Total risk assets to total assets	0.77%	0.50%	0.59%

Allowance for loan losses to total loans	1.27%	1.30%	1.45%
Allowance for loan losses to nonperforming loans	130.00%	243.30%	181.39%
Allowance for loan losses to nonperforming and restructured loans still accruing	116.05%	198.28%	160.23%

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2017	2016	2017	2016

Balance, beginning of period	$12,771	$13,850	$12,775	$13,568
Provision for loan losses	800	0	1,000	250
Recoveries	149	60	287	679
Charge-offs	(924)	(1,135)	(1,266)	(1,722)
Balance, end of period	$12,796	$12,775	$12,796	$12,775

ORRSTOWN FINANCIAL SERVICES, INC.
GAAP to Non-GAAP Reconciliation (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2017	2016	2017	2016

Net income excluding effect of revaluation of certain net deferred tax assets
Net income as reported (GAAP)	$6	$1,928	$8,090	$6,628
Plus: Effect of revaluation of certain net deferred tax assets on net income	2,635	0	2,635	0
Net income (non-GAAP)	$2,641	$1,928	$10,725	$6,628

Diluted earnings per common share (EPS) excluding effect of revaluation of certain net deferred tax assets
Diluted EPS as reported (GAAP)	$0.00	$0.24	$0.98	$0.81
Plus: Effect of revaluation of certain net deferred tax assets on a per share basis	0.32	0.00	0.32	0.00
Adjusted diluted EPS (excluding effect of revaluation of certain net deferred tax assets) (non-GAAP)	$0.32	$0.24	$1.30	$0.81

About the Company

With over $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which are based on currently available information, typically contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” and similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic expansion into Dauphin, Lancaster and Berks counties, take advantage of market disruption, and experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; the integration of the Company's strategic acquisitions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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